Exhibit 99.1

xG Technology Reports 2015 Results

Sarasota, Florida—April 15, 2016—xG Technology, Inc. (“xG” or “the Company”) (Nasdaq: XGTI, XGTIW), a leader in providing critical wireless communications for use in challenging operating environments, announced its results for the fourth quarter and year ended December 31, 2015.

Key 2015 accomplishments:

•	Received an order from the U.S. State Department valued at approximately $200,000, for xMax mobile broadband wireless networking equipment and associated services. The equipment will provide essential communications to assure the safety of U.S. government personnel serving in Mexico, their families, and U.S. citizens in Mexico during disaster events.

•	Received an order from a Department of Defense agency for xMax mobile broadband wireless equipment and services. The equipment will be used for additional testing and validation of xMax as a mobile tactical data communications system in response to specific technology objectives.

•	Received an order for approximately $400,000 for xMax telemedicine network hardware, software and service bundles for deployment in Asia Pacific.

•	Received order for approximately $309,000 for xMax mobile broadband wireless equipment and services which will be integrated into a dedicated Telemedicine/Telehealth Systems Network Infrastructure. The initial network will be built out in St. George, Grenada, with support for expansion throughout Caribbean countries.

•	Received an order for approximately $100,000 and a follow-on order for approximately $58,000, for xMax mobile broadband wireless equipment and services from Itellum, LLC, for which installation and initial deployment has been completed in Escazu, Costa Rica.

•	Introduced the xMax NOW Transportable Broadband Wireless System. xMax NOW is a comprehensive system that enables instant, wide-area mobile communications capabilities in a roll-out format. xG specifically designed xMax NOW to meet the rapid-deploy requirements of emergency response, homeland security, law enforcement, military and private entities.

•	Made the xMax private wireless broadband system FirstNet-ready, having demonstrated interoperability with the commercial LTE cellular network. FirstNet is the planned U.S. nationwide broadband high-speed network that will be reserved for use by the first responder community.
•	Awarded three new patents covering cognitive radio technologies and interference mitigation.

•	Subsequent to year-end:

o	Completed the acquisition of Integrated Microwave Technologies, LLC (“IMT”), a provider of advanced digital microwave systems, as well as engineering, integration, installation and commissioning services that are provided to the Military, Aerospace & Government (MAG) and Broadcast, Sports & Entertainment (BSE) markets.

George Schmitt, CEO and Board Chairman of xG Technology, said, “In 2015 we recorded sales traction in key US government and military markets where the xMax solution is increasingly viewed as a compelling choice in mission-essential wireless communications. This is the result of our demonstrated leadership in high-reliability systems featuring intelligent and active interference mitigation, which delivers resistance to jamming and hacking previously not available commercially. We also made progress in additional sectors including the telemedicine/telehealth vertical, which require the robust and secure communications platform that xMax provides. Our objective going forward is to accelerate revenue growth in these verticals, as well as public safety and critical infrastructure sectors that have ongoing needs for wireless communications that are accessible and interoperable, as these are exactly the benefits that xMax system provides. In addition, we will pursue further integration between the xMax and IMT brands in technology development, sales and marketing, and manufacturing/operations functions to capture additional high value market opportunities.”

Review of Results

xG ended the fourth quarter 2015 with $368,000 in cash compared to $758,000 at December 31, 2014.

xG continues to actively evaluate various alternatives of financing in order to obtain additional capital to allow the Company to deliver its products and fulfill its current backlog, including further stock sales.

For the year ended December 31, 2015, revenue was $932,000 compared to $628,000 in 2014, of which $701,000 was generated from the sales of equipment and $231,000 from engineering and consulting services agreement.

For the year ended December 31, 2015, net loss was $17.9 million, or $(2.76) per share, compared to net loss of $19.0 million, or $(8.31) per share for the year ended December 31, 2014.

About xG Technology, Inc.

Founded in 2002, xG Technology has developed communication technologies that make wireless networks more intelligent, accessible, affordable and reliable. The company’s technology brand portfolio includes xMax and Integrated Microwave Technologies (IMT). xMax is a patented all-IP cognitive radio network system that enables secure, robust mobile broadband communications for private, consumer and government networks. xMax can solve the crisis facing the wireless industry caused by data-hungry devices and applications that are straining network capacity. It eliminates the need to acquire scarce and expensive licensed spectrum, thus lowering the total cost of ownership for wireless broadband access. xMax delivers always-available voice, video and data services and is interoperable with existing cellular and dedicated networks without being dependent on them. xMax incorporates advanced optimizing technologies that include spectrum sharing, interference mitigation, multiple-input multiple-output (MIMO) and software defined radio (SDR). xMax is ideal for wide area, as well as rapid emergency communication deployment in unpredictable environments and during fluid situations. xG offers solutions for numerous industries worldwide, including emergency response and public safety, military, telemedicine, urban and rural wireless broadband, utilities, and critical infrastructure.

IMT is a leader in advanced digital microwave systems and a provider of engineering, integration, installation and commissioning services serving the Broadcast, Sports & Entertainment and MAG (Military, Aerospace & Government) markets. IMT’s product lines include digital broadcast microwave video systems, compact microwave video equipment for licensed and license-free sports and entertainment applications, and mission-critical wireless video solutions designed for use by state, local and federal police departments. More information on IMT can be found at www.imt-solutions.com.

Based in Sarasota, Florida, xG has over 100 patents and pending patent applications. xG is a publicly traded company listed on the NASDAQ Capital Market (symbol: XGTI) For more information, please visit www.xgtechnology.com.

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to xG Technology, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

For More Information:

Media Relations
Daniel Carpini
xG Technology
daniel.carpini@xgtechnology.com
(941) 953-9035

Investor and Analyst Relations
James Woodyatt
xG Technology
james.woodyatt@xgtechnology.com
(954) 572-0395

xG TECHNOLOGY, INC.

STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Year Ended December 31,
	2014	2015
Revenue	$628	$932
Cost of revenue and operating expenses
Cost of components and personnel	156	510
Inventory valuation adjustments	200	861
General and administrative expenses	7,418	6,259
Development	7,597	4,658
Stock based compensation	625	1,584
Impairment charge	—	2,092
Amortization and depreciation	3,871	4,829
Total cost of revenue and operating expenses	19,867	20,793
Loss from operations	(19,239)	(19,861)
Other income (expense)
Changes in fair value of derivative liabilities	—	2,559
Other income	440	—
Other expense	—	(26)
Interest expense, net	(179)	(529)
Total other income	261	2,004
Net loss	$(18,978)	$(17,857)
Dividends and deemed dividends	—	(3,079)
Net loss attributable to common shareholders	(18,978)	(20,936)
Basic and diluted net loss per share	(8.31)	(2.76)
Weighted average number of shares outstanding basic and diluted	2,285	7,599

xG TECHNOLOGY, INC.

BALANCE SHEETS
(IN THOUSANDS EXCEPT SHARE DATA)

	December 31,
	2014	2015
ASSETS
Current assets
Cash	$758	$368
Inventory, net	4,070	777
Accounts Receivable, net of allowance of $30 and $87 ($480 and $138 from related party, respectively)	702	641
Prepaid expenses and other current assets	411	15
Total current assets	5,941	1,801
Inventories, net	-	2,078
Property and equipment, net	816	792
Intangible assets, net	16,382	11,903
Total assets	$23,139	$16,574
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$868	$1,196
Accrued expenses	511	252
Accrued interest	42	137
Due to related parties	2,110	324
Deferred revenue ($480 and $13 from related party)	480	149
Obligation under capital lease	123	54
Convertible notes payable	—	781
Derivative liability	270	1,284
Total current liabilities	4,404	4,177
Long-term obligation under capital lease	—	106
Convertible note payable	2,000	2,000
Total liabilities	6,404	6,283
Commitments and contingencies
Series A convertible preferred stock – $0.00001 par value per share: 3,000,000 and 3,000,000 shares authorized at December 31, 2014 and 2015; 750,000 and 0 issued or outstanding as of December 31, 2014 and 2015 (liquidation preference of $0 at December 31, 2015)	378	—
Total convertible preferred stock	378	—
Stockholders’ equity (deficit)
Preferred stock – $0.00001 par value per share: 10,000,000 shares authorized at December 31, 2014 and 2015; 750,000 and 0 issued or outstanding as of December 31, 2014 and 2015	—	—
Common stock, – $0.00001 par value, 100,000,000 shares authorized, 22,844,865 and 22,845,323 shares issued as of December 31, 2014 and 2015, respectively	—	—
Additional paid in capital	186,919	198,710
Accumulated deficit	(170,540)	(188,397)
Treasury stock, at cost – 229 shares as of December 31, 2014 and 2015, respectively	(22)	(22)
Total stockholder’s equity	16,357	10,291
Total liabilities and stockholders’ equity	$23,139	$16,574